            As filed with the Securities and Exchange Commission on June 7, 2006

                                                      Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DUSA PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            NEW JERSEY                                            22-3103129
   (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 657-7500
               (Address, Including Zip Code, and Telephone Number,
               Including Area Code of Principal Executive Offices)

             DR. D. GEOFFREY SHULMAN, CHAIRMAN OF THE BOARD AND CEO
                           DUSA PHARMACEUTICALS, INC.
                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 657-7500
               (Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent For Service)

                                   COPIES TO:
                            NANETTE W. MANTELL, ESQ.
                                 REED SMITH LLP
                           136 MAIN STREET - SUITE 250
                        PRINCETON, NEW JERSEY 08543-7839
                                 (609) 987-0050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a Registration Statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a Registration Statement filed pursuant to General Instruction I.D. to register additional securities or classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                Amount      Proposed Maximum     Proposed Maximum      Amount of
     Title of Each Class of Securities           to be     Offering Price Per   Aggregate Offering   Registration
              to be Registered                Registered          Share                Price              Fee
-----------------------------------------------------------------------------------------------------------------
Shares of common stock without par value(1)    2,396,245        $4.81(2)            $11,525,938        $1,233.28
-----------------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE ................................................................................$1,233,28
=================================================================================================================

(1) Represents shares issued to certain Selling Shareholders pursuant to that certain merger agreement dated December 30, 2005, as amended on February 6, 2006, by and among DUSA Pharmaceuticals, Inc., Sirius Laboratories, Inc. and certain shareholders of Sirius Laboratories, Inc. Of such shares, 422,892 shares are being held in escrow pursuant to the terms of the merger agreement. The issuance of the shares of common stock to the Selling Shareholders in connection with the merger was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, based in part upon representations that we obtained from each Selling Shareholder that such person is an "accredited investor" or had a "purchaser representative" as such terms are defined in Rule 501 of Regulation D. Furthermore, in connection with the merger, certain of the shares of our common stock were issued to a Selling Shareholder that is a corporation organized under the laws of the United Kingdom, in reliance upon the provisions of Regulation S promulgated under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low price as reported on The NASDAQ National Market on June 6, 2006.

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                   Subject to Completion, Dated June 7, 2006

                                2,396,245 SHARES

                           DUSA PHARMACEUTICALS, INC.

                                  COMMON STOCK

This prospectus relates to the resale of 2,396,245 shares of our common stock, no par value per share, by the former shareholders and optionholders of Sirius Laboratories, Inc. set forth in this prospectus under the section entitled "Selling Shareholders" on page 14. Such shares of common stock were issued to such persons pursuant to a merger agreement dated as of December 30, 2005, as amended on February 6, 2006, by and among DUSA, Sirius and certain shareholders of Sirius.

We will not receive any proceeds from the sale of the shares hereunder.

The Selling Shareholders identified in this prospectus, or their pledgees, assignees and successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, or at privately negotiated prices.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                      SEE RISK FACTORS BEGINNING ON PAGE 1.

    Our common stock is traded on The NASDAQ National Market under the symbol
                                     "DUSA."

 The last reported sale price of our common stock on NASDAQ on June 5, 2006 was
                                $5.19 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June __, 2006


                                TABLE OF CONTENTS

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
                                                                            Page
                                                                            ----
DUSA.....................................................................     i
Risk Factors.............................................................     1
Special Note Regarding Forward Looking Statements........................    13
Use of Proceeds..........................................................    14
Selling Shareholders.....................................................    14
Plan of Distribution.....................................................    21
Legal Matters............................................................    22
Experts..................................................................    22
Where You Can Find More Information......................................    22
Incorporation of Certain Documents by Reference..........................    22

                           DUSA PHARMACEUTICALS, INC.

ABOUT DUSA

     DUSA Pharmaceuticals, Inc. is an integrated specialty dermatology company focused primarily on the development and sale of our Levulan(R) photodynamic therapy, or PDT, technology platform, and complementary dermatology products. Our current products include, among others, Levulan(R) Kerastick(R) 20% Topical Solution with PDT, the BLU-U(R), Nicomide(R), Nicomide-T(R) and the AVAR(R) line of products. We acquired all of our products other than Levulan(R) and the BLU-U(R) in connection with our recent merger with Sirius Laboratories, Inc., or Sirius, which closed on March 10, 2006.

     Our drug, Levulan(R) brand of aminolevulinic acid HCl, or ALA, is used with light, for use in a broad range of medical conditions. When we use Levulan(R) and follow it with exposure to light to treat a medical condition, it is known as Levulan(R) photodynamic therapy, or Levulan(R) PDT. When we use Levulan(R) and follow it with exposure to light to detect medical conditions it is known as Levulan(R) photodetection, or Levulan(R) PD. The Levulan(R) Kerastick(R) is our proprietary applicator that contains our drug.

     Two of our products, Levulan(R) Kerastick(R) 20% Topical Solution with PDT and the BLU-U(R) brand light source were launched in the United States, or U.S., in September 2000 for the treatment of actinic keratoses, or AKs, of the face or scalp. AKs are precancerous skin lesions caused by chronic sun exposure that can develop over time into a form of skin cancer called squamous cell carcinoma. In addition, in September 2003 we received clearance from the U.S. Food and Drug Administration, or FDA, to market the BLU-U(R) without Levulan(R) PDT for the treatment of moderate inflammatory acne vulgaris and general dermatological conditions.

     Nicomide(R) is an oral prescription vitamin supplement, and Nicomide-T(R) is a topical cosmetic product. Both of these products target the acne and acne rosacea markets. We also market the AVAR(R) line of products, which are sodium sulfacetamide-based products for the treatment of acne.

     Historically, we devoted most of our resources to fund research and development efforts in order to advance the Levulan(R) PDT/PD technology platform. In addition, we are continuing to evaluate and develop several potential products that we acquired in our merger with Sirius which target patients with acne.

     As of March 31, 2006, we had an accumulated deficit of approximately $94,178,000. We expect to continue to incur operating losses until sales of our products increase substantially. Achieving our goal of becoming a profitable operating company is dependent upon greater acceptance of our PDT therapy by the medical and consumer constituencies, increased sales of our products and other factors contained in this prospectus and in the filings we make with the Securities and Exchange Commission, or SEC.

     As of June 1, 2006, we had a staff of 84 full-time employees and 2 part-time employees, as compared to 64 full-time employees and two part-time employees at the end of 2005. Following the closing of the Sirius merger, we expanded our sales capacity which as of June 1, 2006 included 38 persons as compared to 26 persons at the end of 2005.

     Our principal executive offices are located at 25 Upton Drive, Wilmington, Massachusetts, 01887 and our telephone number is (978) 657-7500. Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "DUSA" refer to DUSA Pharmaceuticals, Inc., a New Jersey corporation, and not to the Selling Shareholders.

ABOUT THE OFFERING AND THIS PROSPECTUS

     On March 10, 2006, we acquired all of the outstanding common stock of Sirius Laboratories, Inc., or Sirius, in exchange for 2,396,245 shares of DUSA common stock and $8,000,000 in cash. According to the terms of the merger agreement, the actual number of shares that were issued in the transaction was derived by dividing

$17,000,000 by the average closing price of our shares on The NASDAQ National Market during the twenty (20) trading day period prior to March 10, 2006. Of the 2,396,245 shares issued in the acquisition, 422,892 shares have been placed in an escrow account established to secure the indemnification obligations of the shareholders of Sirius as set forth in the merger agreement. The escrow account is established for a period of two years and will be used to satisfy liability claims, if any, made by DUSA. Additionally, an amount of up to $5,000,000 in cash or our common stock may be paid to the Selling Shareholders based on a combination of new product approvals or launches and the achievement of certain pre-determined total cumulative sales milestones for Sirius products prior to the date that is forty-two months from the date of the closing of the merger.

     The issuance of the shares of common stock to the Selling Shareholders in connection with the merger was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, based in part upon representations that we obtained from each Selling Shareholder that such person is an "accredited investor" or had a "purchaser representative" as such terms are defined in Rule 501 of Regulation
D. Furthermore, in connection with the merger, certain of the shares of our common stock were issued to a Selling Shareholder that is a corporation organized under the laws of the United Kingdom, in reliance upon the provisions of Regulation S promulgated under the Securities Act.

     We are filing this prospectus as required by the merger agreement, including the registration rights agreement by and between DUSA and the Selling Shareholders which was entered into in connection with the merger. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. See the section of this prospectus entitled "Use of Proceeds." This prospectus relates to the resale of up to 2,396,245 shares of common stock by the Selling Shareholders identified in this prospectus under the section of this prospectus entitled "Selling Shareholders." We have agreed to bear all expenses of registration of the common stock offered by this prospectus.

     This prospectus is part of a registration statement that we have filed with the SEC. The Selling Shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of ours, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this prospectus entitled "Where You Can Find More Information."

                                  RISK FACTORS

     Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider and evaluate all of the information in, or incorporated by reference in, this prospectus. The following are among the risks we face related to our business, assets and operations. They are not the only ones we face. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock and you might lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "anticipate", "believe", "expect"," future" and "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                              RISKS RELATED TO DUSA

WE ARE NOT CURRENTLY PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE UNLESS WE CAN SUCCESSFULLY MARKET AND SELL SIGNIFICANTLY HIGHER QUANTITIES OF OUR PRODUCTS.

WE HAVE ONLY LIMITED EXPERIENCE MARKETING AND SELLING PHARMACEUTICAL PRODUCTS AND, AS A RESULT, OUR REVENUES FROM PRODUCT SALES MAY SUFFER.

     If we are unable to successfully market and sell sufficient quantities of our products, revenues from product sales will be lower than anticipated and our financial condition may be adversely affected. We are responsible for marketing our dermatology products in the United States and the rest of the world, except Canada, and Mexico and Central and South America, where we have distributors. We are doing so without the experience of having marketed pharmaceutical products prior to 2000. In October 2003, DUSA began hiring a small direct sales force and we increased the size of our sales force to market our products in the United States. In addition, our sales personnel have only recently begun to sell and market the Sirius products. If our sales and marketing efforts fail, then sales of the Kerastick(R), the BLU-U(R) and the Sirius Products -- Nicomide(R), Nicomide-T(R), the AVAR(R) line of products, METED(R), Psoriacap(R) and Psoriatec(R) will be adversely affected.

IF WE CANNOT IMPROVE PHYSICIAN REIMBURSEMENT AND/OR CONVINCE MORE PRIVATE INSURANCE CARRIERS TO ADEQUATELY REIMBURSE PHYSICIANS FOR OUR PRODUCT SALES MAY SUFFER.

     Without adequate levels of reimbursement by government health care programs and private health insurers, the market for our Levulan(R) Kerastick(R) for AK therapy will be limited. While we continue to support efforts to improve reimbursement levels to physicians and are working with the major private insurance carriers to improve coverage for our therapy, if our efforts are not successful, adoption of our therapy and sales of our products could be negatively impacted. Although 2005 reimbursement changes related to AK were made, some physicians still believe that reimbursement levels do not fully reflect the required efforts to routinely execute our therapy in their practices.

     If insurance companies do not cover, or stop covering products which are currently covered, our sales could be dramatically reduced.

SINCE WE NOW OPERATE THE ONLY FDA APPROVED MANUFACTURING FACILITY FOR THE KERASTICK(R) AND CONTINUE TO RELY HEAVILY ON SOLE SUPPLIERS FOR THE MANUFACTURE OF LEVULAN(R), THE BLU-U(R) AND THE SIRIUS PRODUCTS -- NICOMIDE(R), NICOMIDE-T(R), THE AVAR(R) LINE OF PRODUCTS, METED(R), PSORIACAP(R) AND PSORIATEC(R), ANY SUPPLY OR MANUFACTURING PROBLEMS COULD NEGATIVELY IMPACT OUR SALES.

     If we experience problems producing Kerastick(R) units in our facility, or if any of our contract suppliers fail to supply our requirements for products, our business, financial condition and results of operations would suffer. Although we have received approval by the FDA to manufacture the BLU-U(R) in our Wilmington, Massachusetts facility, at this time we expect to utilize our own facility only as a back-up to our current third party manufacturer or for repairs.

     We are working with the supplier of the AVAR(R) line of products to address certain manufacturing concerns. There is a risk that inventory of some of these products could become in short supply while such concerns are being addressed and negatively affect revenues from these products.

     Manufacturers and their subcontractors often encounter difficulties when commercial quantities of products are manufactured for the first time, or large quantities of new products are manufactured, including problems involving:

     -    product yields,

     -    quality control,

     -    component and service availability,

     -    compliance with FDA regulations, and

     - the need for further FDA approval if manufacturers make material changes to manufacturing processes and/or facilities.

     We cannot guarantee that problems will not arise with production yields, costs or quality as we and our suppliers seek to increase production. Any manufacturing problems could delay or limit our supplies which would hinder our marketing and sales efforts.

     If our facility, any facility of our contract manufacturers, or any equipment in those facilities is damaged or destroyed, we may not be able to quickly or inexpensively replace it. Likewise, if there are any quality or supply problems with any components or materials needed to manufacturer our products, we may not be able to quickly remedy the problem(s). Any of these problems could cause our sales to suffer.

ANY FAILURE TO COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS IN THE UNITED STATES AND ELSEWHERE WILL LIMIT OUR ABILITY TO MARKET OUR PRODUCTS.

     The manufacture and marketing of our products, the Levulan(R) Kerastick(R) with the BLU-U(R) for AKs, the BLU-U(R) without Levulan(R) to treat moderate inflammatory acne and the Sirius products -- Nicomide(R), Nicomide-T(R), the AVAR(R) line of products, METED(R), Psoriacap(R) and Psoriatec(R), are subject to continuing FDA review as well as comprehensive regulation by the FDA and by state and local regulatory authorities. These laws require, among other things:

     - approval of manufacturing facilities, including adherence to good manufacturing and laboratory practices during production and storage,

     - controlled research and testing of some of these products even after approval, and

     -    control of marketing activities, including advertising and labeling.

     If we, or any of our contract manufacturers, fail to comply with these requirements, we may be limited in the jurisdictions in which we are permitted to sell our products. Additionally, if we or our manufacturers fail to comply with applicable regulatory approval requirements, a regulatory agency may also:

     -    send us warning letters,

     -    impose fines and other civil penalties on us,

     -    seize our products,

     -    suspend our regulatory approvals,

     - refuse to approve pending applications or supplements to approved applications filed by us,

     -    refuse to permit exports of our products from the United States,

     -    require us to recall products,

     - require us to notify physicians of labeling changes and/or product related problems,

     -    impose restrictions on our operations, and/or

     -    criminally prosecute us.

     We and our manufacturers must continue to comply with the FDA's Good Manufacturing Practice, commonly known as cGMP, and Quality System Regulation, or QSR, and equivalent foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, we and our third-party manufacturers will be obligated to expend time, money and effort in production, record keeping and quality control to assure that our products meet applicable specifications and other requirements.

     As part of our FDA approval for the Levulan(R) Kerastick(R) for AK, we were required to conduct two Phase IV follow-up studies. We successfully completed the first study; and submitted our final report on the second study to the FDA in January 2004. The FDA could request additional information and/or studies. Additionally, if previously unknown problems with the product, a manufacturer or its facility are discovered in the future, changes in product labeling restrictions or withdrawal of the product from the market may occur.

     Manufacturing facilities are subject to ongoing periodic inspection by the FDA, including unannounced inspections. We cannot guarantee that our third-party supply sources, or our own Kerastick(R) facility, will continue to meet all applicable FDA regulations. If we, or any of our manufacturers, including without limitation, the manufacture of the AVAR(R) products, fail to maintain compliance with FDA regulatory requirements, it would be time consuming and costly to remedy the problem(s) or to qualify other sources. These consequences could have an adverse effect on our financial condition and operations.

     Certain of the Sirius products acquired in connection with the merger must meet certain minimum manufacturing and labeling standards established by the FDA and applicable to products marketed without approved marketing applications. FDA regulates such products under its compliance policy guide entitled, "Marketed New Drugs without Approved NDAs or ANDAs." Under this policy, FDA recognizes that certain unapproved products, based on the introduction date of their active ingredients and the lack of safety concerns, have been marketed for many years and, at this time, will not be the subject of any enforcement action. We believe that so long as we comply with applicable manufacturing and labeling standards we will be consistent with FDA's current enforcement policy. There can be no assurance that the FDA will continue this policy or not take a contrary position with any individual products. If the FDA were to do so, we may be required to seek FDA approval for these products, market these products as over-the-counter products or as dietary supplements under applicable legislation, or withdraw such products from the market.

IF PRODUCT SALES DO NOT INCREASE SIGNIFICANTLY WE MAY NOT BE ABLE TO ADVANCE DEVELOPMENT OF OUR OTHER POTENTIAL PRODUCTS AS QUICKLY AS WE WOULD LIKE TO, WHICH WOULD DELAY THE APPROVAL PROCESS AND MARKETING OF NEW POTENTIAL PRODUCTS.

     If we do not generate sufficient revenues from our approved products, we may be forced to delay or abandon some or all of our product development programs. The pharmaceutical development and commercialization process is time consuming and costly, and any delays might result in higher costs which could adversely affect our financial condition. Without sufficient product sales, we might be required to seek additional funding. There is no guarantee that adequate funding sources could be found to continue the development of all our potential products.

We might be required to commit substantially greater capital than we have available to research and development of such products and we may not have sufficient funds to complete all or any of our development programs.

THE COMMERCIAL SUCCESS OF ANY PRODUCTS THAT WE MAY DEVELOP WILL DEPEND UPON THE DEGREE OF MARKET ACCEPTANCE OF OUR PRODUCTS AMONG PHYSICIANS, PATIENTS, HEALTH CARE PAYORS, PRIVATE HEALTH INSURERS AND THE MEDICAL COMMUNITY.

     Our ability to commercialize any products that we may develop will be highly dependent upon the extent to which these products gain market acceptance among physicians, patients, health care payors, such as Medicare and Medicaid, private health insurers, including managed care organizations and group purchasing organizations, and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues, and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

     - the effectiveness, or perceived effectiveness, of our products in comparison to competing products;

     - the existence of any significant side effects, as well as their severity in comparison to any competing products;

     -    potential advantages over alternative treatments;

     -    the ability to offer our products for sale at competitive prices;

     -    relative convenience and ease of administration;

     -    the strength of marketing and distribution support; and

     -    sufficient third-party coverage or reimbursement.

WE HAVE SIGNIFICANT LOSSES AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

     We have a history of operating losses. We expect to have continued losses through at least 2006 as we attempt to increase sales of our approved products in the marketplace and continue research and development of potential new products. We incurred net losses of $4,640,309 for the quarter ended March 31, 2006. We incurred net losses of $14,998,709 for the year ended December 31, 2005 and $15,628,980 for the year ended December 31, 2004. As of March 31, 2006, our accumulated deficit was approximately $94,178,000. We cannot predict whether any of our products will achieve significant enough market acceptance or generate sufficient revenues to enable us to become profitable.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

WE HAVE LIMITED PATENT PROTECTION AND IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, COMPETITORS MIGHT BE ABLE TO DEVELOP SIMILAR PRODUCTS TO COMPETE WITH OUR PRODUCTS AND TECHNOLOGY.

     Our ability to compete successfully depends, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no compound patent protection for our Levulan(R) brand of the compound ALA. Our basic ALA patents are for methods of detecting and treating various diseased tissues using ALA (or related compounds called precursors), in combination with light. We own or exclusively license ALA patents and patent applications related to the following:

     - methods of using ALA and its unique physical forms in combination with light,

     -    compositions and apparatus for those methods, and

     -    unique physical forms of ALA.

     We have limited ALA patent protection outside the United States, which may make it easier for third-parties to compete there. Our basic method of treatment patents and applications have counterparts in only six foreign countries, and certain countries under the European Patent Convention. Even where we have patent protection, there is no guarantee that we will be able to enforce our patents. Additionally, enforcement of a given patent may not be practicable or an economically viable alternative.

     Some of the indications for which we are developing therapies may not be covered by the claims in any of our existing patents. Even with the issuance of additional patents to DUSA, other parties are free to develop other uses of ALA, including medical uses, and to market ALA for such uses, assuming that they have obtained appropriate regulatory marketing approvals. ALA in the chemical form has been commercially supplied for decades, and is not itself subject to patent protection. There are reports of third-parties conducting clinical studies with ALA in countries outside the United States where PARTEQ, the licensor of our ALA patents, does not have patent protection. In addition, a number of third-parties are seeking patents for uses of ALA not covered by our patents. These other uses, whether patented or not, and the commercial availability of ALA, could limit the scope of our future operations because ALA products could come on the market which would not infringe our patents but would compete with our Levulan(R) products even though they are marketed for different uses.

     While we attempt to protect our proprietary information as trade secrets through agreements with each employee, licensing partner, consultant, university, pharmaceutical company and agent, we cannot guarantee that these agreements will provide effective protection for our proprietary information. It is possible that:

     -    these persons or entities might breach the agreements,

     -    we might not have adequate remedies for a breach, and/or

     - our competitors will independently develop or otherwise discover our trade secrets.

     Nicomide is covered by a U.S. patent which issued in December 2005. River's Edge Pharmaceuticals LLC has filed an application with the U.S. Patent and Trademark Office for the reexamination of the patent. If the USPTO finds that the patent is invalid, River's Edge and other generics will be able to compete with Nicomide.

     PATENT LITIGATION IS EXPENSIVE, AND WE MAY NOT BE ABLE TO AFFORD THE COSTS.

     The costs of litigation or any proceeding relating to our intellectual property rights could be substantial even if resolved in our favor. Some of our competitors have far greater resources than we do and may be better able to afford the costs of complex patent litigation. For example, third-party competitors may infringe one or more of our patents, and we could be required to spend significant resources to enforce our patent rights. Also, if we were to sue a third-party for infringement of our patents in the United States, that third-party could challenge the validity of our patent(s). We cannot guarantee that a third-party will not claim, with or without merit, that we have infringed their patent(s) or misappropriated their proprietary material. Defending this type of legal action involves considerable expense and could negatively affect our financial results.

     Additionally, if a third-party were to file a United States patent application in the United States, or be issued a patent claiming technology also claimed by us in a pending United States application(s), we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the priority of the invention. A third-party could also request the declaration of a patent interference between one of our issued United States patents and one of its patent applications. Any interference proceedings likely would require participation by us and/or PARTEQ, could involve substantial legal fees and result in a loss or lessening of our patent protection.

     On March 28, 2006, a lawsuit was filed by River's Edge Pharmaceuticals, LLC against us alleging, among other things, that, prior to the merger, Sirius Laboratories, Inc. agreed to authorize River's Edge to market a generic version of Nicomide(R), and that the United States patent covering Nicomide(R) issued to Sirius in December, 2005 is invalid. The declaratory judgment suit was filed in the United States District Court for the Northern District of Georgia, Gainesville Division. Nicomide is one of the key products DUSA acquired from Sirius in its merger. On April 20, 2006, we filed a patent infringement suit in the United States District Court in Trenton, New Jersey alleging that a River's Edge niacinamide product infringes U.S. Patent No. 6,979,468, the patent that covers Nicomide(R). On May 12, 2006, the United States District Court issued a preliminary injunction against River's Edge enjoining River's Edge from selling its niacinamide formula drug as a generic substitute for Nicomide(R). However, if we do not ultimately prevail in our lawsuit, or the Nicomide(R) patent is found to be invalid, our revenues from sales of Nicomide(R) could decrease significantly.

     During 2005 and into 2006, we filed several lawsuits against compounding pharmacies and physicians alleging violations of patent law. While we have been successful in obtaining a default judgment against one compounding pharmacy, settled another suit, and have obtained consent judgments from several physicians, we do not know whether these lawsuits will prevent others from infringing our patents or whether we will be successful in stopping these activities which we believe are negatively affecting our revenues.

     WE HAVE ONLY 2 THERAPIES THAT HAVE RECEIVED REGULATORY APPROVAL OR CLEARANCE AND WE CANNOT PREDICT WHETHER WE WILL EVER DEVELOP OR COMMERCIALIZE ANY OTHER PRODUCTS.

EXCEPT FOR THE LEVULAN(R) KERASTICK(R) WITH THE BLU-U(R) TO TREAT AKS, THE USE OF THE BLU-U(R) ALONE TO TREAT MODERATE INFLAMMATORY ACNE, AND THE SIRIUS PRODUCTS -- NICOMIDE(R), NICOMIDE-T(R), THE AVAR(R) LINE OF PRODUCTS, METED(R), PSORIACAP(R) AND PSORIATEC(R), ALL OF OUR POTENTIAL PRODUCTS ARE IN EARLY STAGES OF DEVELOPMENT AND MAY NEVER RESULT IN ANY COMMERCIALLY SUCCESSFUL PRODUCTS.

     We do not know if the Levulan(R) Kerastick(R), the BLU-U(R) products will ever be commercially successful. To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products. Except for Levulan(R) PDT for AKs, the BLU-U(R) for acne and the currently marketed Sirius products, all of our other potential Levulan(R) and other potential product candidates which we acquired in our merger with Sirius, are at an early stage of development and subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

     -    delays in product development, clinical testing or manufacturing,

     - unplanned expenditures in product development, clinical testing or manufacturing,

     -    failure in clinical trials or failure to receive regulatory approvals,

     -    emergence of superior or equivalent products,

     - inability to market products due to third-party proprietary rights, and

     -    failure to achieve market acceptance.

     We cannot predict how long the development of our investigational stage products will take or whether they will be medically effective. We cannot be sure that a successful market will continue to develop for our Levulan(R) drug technology.

WE MUST RECEIVE SEPARATE APPROVAL FOR EACH OF OUR POTENTIAL PRODUCTS BEFORE WE CAN SELL THEM COMMERCIALLY IN THE UNITED STATES OR ABROAD.

     All of our potential Levulan(R) products will require the approval of the FDA before they can be marketed in the United States. If we fail to obtain the required approvals for these products our revenues will be limited. Before an application to the FDA seeking approval to market a new drug, called an NDA, can be filed, a product must undergo, among other things, extensive animal testing and human clinical trials. The process of obtaining FDA approvals can be lengthy, costly, and time-consuming. Following the acceptance of an NDA, the time required for regulatory approval can vary and is usually 1 to 3 years or more. The FDA may require additional animal studies and/or human clinical trials before granting approval. Our Levulan(R) PDT products are based on relatively new technology. To the best of our knowledge, the FDA has approved only 3 drugs for use in photodynamic therapy, including Levulan(R). This factor may lengthen the approval process. We face much trial and error and we may fail at numerous stages along the way.

     We cannot predict whether we will obtain approval for any of our potential products. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. Future clinical trials may not show that Levulan(R) PDT or photodetection, known as PD, is safe and effective for any new use we are studying. In addition, delays or disapprovals may be encountered based upon additional governmental regulation resulting from future legislation or administrative action or changes in FDA policy. During September 2005, the FDA issued guidance for the pharmaceutical industry regarding the development of new drugs for acne vulgaris treatment. We are developing Levulan(R) PDT for acne. As a result, it is likely that the costs and time to approval associated with seeking regulatory approval of this indication will be increased. The FDA may issue additional guidance in the future, which may result on additional costs and delays. We must also obtain foreign regulatory clearances before we can market any potential products in foreign markets. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval and may impose substantial additional costs.

     Certain of the Sirius products acquired in connection with our merger must meet certain minimum manufacturing and labeling standards established by the FDA and applicable to products marketed without approved marketing applications. FDA regulates such products under its compliance policy guide entitled, "Marketed New Drugs without Approved NDAs or ANDAs." Under this policy, FDA recognizes that certain unapproved products, based on the introduction date of their active ingredients and the lack of safety concerns, have been marketed for many years and, at this time, will not be the subject of any enforcement action. We believe that so long as we comply with applicable manufacturing and labeling standards we will be consistent with FDA's current enforcement policy. There can be no assurance that the FDA will continue this policy or not take a contrary position with any individual products. If the FDA were to do so, we may be required to seek FDA approval for these products, market these products as over-the-counter products or as dietary supplements under applicable legislation, or withdraw such products from the market.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY CAPITAL TO FUND OUR OPERATIONS, WE WILL HAVE TO DELAY OUR DEVELOPMENT PROGRAMS AND MAY NOT BE ABLE TO COMPLETE OUR CLINICAL TRIALS.

     Since our current sales goals for our products may not be met in the future, we may need substantial additional funds to fully develop, manufacture, market and sell our other potential products. We may obtain funds through other public or private financings, including equity financing, and/or through collaborative arrangements. We cannot predict whether any financing will be available at all or on acceptable terms.

     Dependent on the extent of available funding, we may delay, reduce in scope or eliminate some of our research and development programs. We may also choose to license rights to third parties to commercialize products or technologies that we would otherwise have attempted to develop and commercialize on our own which could reduce our potential revenues.

WE ARE EXPOSED TO RISKS ASSOCIATED WITH ACQUISITIONS.

     On March 10, 2006, we acquired Sirius Laboratories, Inc. We may in the future make other acquisitions of, or significant investments in, businesses with complementary products, services and/or technologies. Acquisitions involve numerous risks, including, but not limited to:

     - difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired companies;

     -    diversion of management's attention from other operational matters;

     -    the potential loss of key employees;

     -    the potential loss of key collaborators;

     - lack of synergy, or the inability to realize expected synergies, resulting from the acquisition;

     - acquired intangible assets becoming impaired as a result of technological advancements or worse-than-expected performance of the acquired company;

     -    the potential for unexpected liabilities; and

     -    use of cash which could be difficult to replace on reasonable terms.

     Mergers and acquisitions are inherently risky, and the inability to effectively manage these risks could materially and adversely affect our business, financial condition and results of operations. In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on any company that we may acquire, or have recently acquired. Also, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. Any of our rights to indemnification from sellers to us, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

     The merger between DUSA and Sirius may be more difficult, costly or time consuming than expected, and we may not be able to successfully integrate our business with Sirius' business.

     Upon completion of our merger with Sirius, we began to integrate our operations with those of Sirius. Although we have not experienced significant difficulties to date, as the integration process continues, it is possible that we may face difficulties which may result in, among other things, disruptions in our ongoing operations. For example, we may experience differences in the two companies' business procedures, controls or personnel policies, and there could be problems that affect our ongoing relationships with our customers or that affect our ability to realize all anticipated benefits of the merger. Some of these difficulties include, without limitation, the loss of key employees and customers, the disruption of ongoing business relationships, and possible inconsistencies in standards, controls, procedures and policies. The success of our merger with Sirius depends on our ability to successfully merge corporate cultures and operational and financial systems, integrate and retain the customer base of the acquired business, realize cost reduction synergies; and as necessary, retain key management members and technical personnel of acquired companies. If we fail to integrate Sirius' business and operations successfully, that failure could have a material adverse effect on our business.

BECAUSE OF THE NATURE OF OUR BUSINESS, THE LOSS OF KEY MEMBERS OF OUR MANAGEMENT TEAM COULD DELAY ACHIEVEMENT OF OUR GOALS.

     We are a small company with only 86 employees, including 2 part-time employees as of June 1, 2006. We are highly dependent on several key officer/employees with specialized scientific and technical skills without whom our business, financial condition and results of operations would suffer. The photodynamic therapy industry is still quite small and the number of experts is limited. The loss of these key employees could cause significant delays in achievement of our business and research goals since very few people with their expertise could be hired. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain other qualified personnel in our specialty drug and light device areas

OUR COLLABORATIONS WITH OUTSIDE SCIENTISTS MAY BE SUBJECT TO RESTRICTION AND CHANGE.

     We work with scientific and clinical advisors and collaborators at academic and other institutions that assist us in our research and development efforts. These scientists and advisors are not our employees and may have other commitments that limit their availability to us. Although our advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. In addition, although our advisors and collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known through them.

                          RISKS RELATED TO OUR INDUSTRY

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US MAY REDUCE DEMAND FOR OUR PRODUCTS OR RESULT IN DAMAGES.

     WE ARE SUBJECT TO RISK FROM POTENTIAL PRODUCT LIABILITY LAWSUITS WHICH COULD NEGATIVELY AFFECT OUR BUSINESS.

     The development, manufacture and sale of medical products exposes us to product liability claims related to the use or misuse of our products. Product liability claims can be expensive to defend and may result in significant judgments against us. A successful claim in excess of our insurance coverage could materially harm our business, financial condition and results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs. If the cost is too high, we may have to self-insure.

OUR BUSINESS INVOLVES ENVIRONMENTAL RISKS AND WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     We have used various hazardous materials, such as mercury in fluorescent tubes in our research and development activities. We are subject to federal, state and local laws and regulations which govern the use, manufacture, storage, handling and disposal of hazardous materials and specific waste products. Now that we have established our own production line for the manufacture of the Kerastick(R), we are subject to additional environmental laws and regulations. We believe that we are in compliance in all material respects with currently applicable environmental laws and regulations. However, we cannot guarantee that we will not incur significant costs to comply with environmental laws and regulations in the future. We also cannot guarantee that current or future environmental laws or regulations will not materially adversely affect our operations, business or assets. In addition, although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages, and this liability could exceed our resources.

WE MAY NOT BE ABLE TO COMPETE AGAINST TRADITIONAL TREATMENT METHODS OR KEEP UP WITH RAPID CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES THAT COULD MAKE SOME OR ALL OF OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE.

COMPETING PRODUCTS AND TECHNOLOGIES BASED ON TRADITIONAL TREATMENT METHODS MAY MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

     Well-known pharmaceutical, biotechnology and medical device companies are marketing well-established therapies for the treatment of many of the same conditions that we are seeking to treat, including AKs, acne, rosacea, photodamaged skin and Barrett's esophagus. Doctors may prefer to use familiar methods, rather than trying our products. Reimbursement issues affect the economic competitiveness of our products as compared to other more traditional therapies.

     Many companies are also seeking to develop new products and technologies, and receiving approval for medical conditions for which we are developing treatments. Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Our competitors may succeed in developing products that are safer or more effective than ours. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we do in developing products, conducting preclinical and clinical testing and obtaining regulatory approvals to market products for health care.

     We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in:

     -    price reductions,

     -    lower levels of third-party reimbursements,

     -    failure to achieve market acceptance, and

     - loss of market share, any of which could adversely affect our business. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technology obsolete.

     On May 30, 2006, we entered into a patent license agreement with PhotoCure ASA whereby DUSA granted a non-exclusive license to PhotoCure under the patents DUSA licenses from PARTEQ, the licensing arm of Queens University, Kingston, Ontario Canada for esters of aminolevulinic acid ("ALA"). ALA is the active ingredient in DUSA's Levulan(R) products. Furthermore, DUSA granted a non-exclusive license to PhotoCure for its existing formulations of its Hexvix(R) and Metvix(R) (known in the United States as Metvixia(R)) products for any DUSA patents that may issue or be licensed by DUSA in the future. PhotoCure received FDA approval to market Metvixia for treatment of AKs in July 2004 and it would be directly competitive with our Levulan Kerastick product should PhotoCure decide to begin marketing this product. While we are entitled to royalties from PhotoCure on its net sales of Metvixia, this product may adversely affect our ability to maintain or increase our market.

OUR PRODUCTS MAY LOSE MARKET SHARE IF NEW MANUFACTURERS BEGIN PRODUCING COMPETING PRODUCTS THAT ARE ABLE TO PENETRATE OUR MARKET.

WE HAVE LEARNED THAT COMPOUNDING PHARMACIES ARE PRODUCING A FORM OF AMINOLEVULINIC ACID HCL AND ARE MARKETING IT TO THE MEDICAL COMMUNITY.

     We are aware that there are compounding pharmacies that market compounded versions of aminolevulinic acid HCl as an alternative to our Levulan(R) product. On January 31, 2005, we filed a lawsuit in the United States District Court for the District of Arizona against The Cosmetic Pharmacy of Tucson, Arizona alleging violations of the Lanham Act for false advertising and trademark infringement and of United States patent law. A motion for default judgment was granted on July 25, 2005 in our favor for failure of The Cosmetic Pharmacy of Tucson to appear, together with injunctive relief and attorney fees and costs in the amount of approximately $20,700. Also, on December 27, 2004, we filed a lawsuit in United States District Court for the District of Massachusetts against New England Compounding Pharmacy, Inc. of Framingham, Massachusetts alleging violations of United States patent law which has now settled. While we believe that certain actions of compounding pharmacies go beyond the activities which are permitted under the Food, Drug and Cosmetic Act and have advised the FDA and local health authorities of our concerns, we cannot be certain that our lawsuits will be successful in curbing the practices of these pharmacies or that regulatory authorities will intervene to stop their activities. In addition, there may be other compounding pharmacies which are following FDA guidelines, or others conducting illegal activities of which we are not aware, which may be negatively impacting our sales revenues.

     We also learned that River's Edge was marketing an alternative niacinamide product and we filed a lawsuit against them alleging that the River's Edge product infringes our patent. On May 12, 2006, the United States District Court in Trenton, New Jersey, issued a preliminary injunction against River's Edge enjoining River's Edge from selling its niacinamide formula drug as a generic substitute for Nicomide(R).

     If generic manufacturers launch products to compete with Nicomide in spite of our patent position, they may erode our market and negatively impact our sales revenues, liquidity and operations.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE BETTER PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING EXPERTISE.

     We anticipate that we will face increased competition as the scientific development of PDT and PD advances and new companies enter our markets. Several companies are developing PDT agents other than Levulan(R). These include: QLT Inc. (Canada); Axcan Pharma Inc. (U.S.); Miravant, Inc. (U.S.); and Pharmacyclics, Inc. (U.S.). We are also aware of several companies commercializing and/or conducting research with ALA or ALA-related compounds, including: medac GmbH and photonamic GmbH & Co. KG (Germany); PhotoTherapeutics, Inc. (U.K.) and PhotoCure ASA (Norway) which entered into a marketing agreement with Galderma S.A. for countries outside of Nordic countries for certain dermatology indications. There are many pharmaceutical companies that compete with us in the field of dermatology, particularly in the acne and rosacea markets.

     PhotoCure has received marketing approval of its ALA precursor (ALA methyl-ester) compound for PDT treatment of AKs and basal cell carcinoma in the European Union, New Zealand, Australia and countries in Scandinavia. We believe that PhotoCure's marketing partner will begin to market its product in direct competition with Levulan(R) in the U.S. under the terms of our recently entered patent license agreement and we may lose market share.

     Axcan Pharma Inc. has received FDA approval for the use of its product, PHOTOFRIN(R), for PDT in the treatment of high grade dysplasia associated with Barrett's esophagus. Axcan is the first company to market a PDT therapy for this indication, which we are also pursuing.

     We expect that our principal methods of competition with other PDT companies will be based upon such factors as:

     -    the ease of administration of our method of PDT,

     -    the degree of generalized skin sensitivity to light,

     -    the number of required doses,

     - the selectivity of our drug for the target lesion or tissue of interest, and

     -    the type and cost of our light systems.

     Our primary competition in the acne and rosacea markets include oral and topical antibiotics, other topical prescription and over-the-counter products, as well as various laser and non-laser light treatments. The market is highly competitive and other large and small companies have more experience than we do which could make it difficult for us to penetrate the market. We are also aware of new products that could be launched shortly which will compete with Nicomide(R) and the AVAR(R) line of products which could negatively impact our market share.

                           RISKS RELATED TO OUR STOCK

IF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ARE CONVERTED, THE VALUE OF THOSE SHARES OF COMMON STOCK OUTSTANDING JUST PRIOR TO THE CONVERSION WILL BE DILUTED.

     As of June 1, 2006 there were outstanding options and warrants to purchase 3,162,688 shares of common stock, with exercise prices ranging from U.S. $1.60 to $31.00 per share, and of CDN $6.79 per share, respectively. The holders of the options and warrants have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. The holders are likely to exercise their securities when we would probably be able to raise capital from the public on terms more favorable than those provided in these securities.

RESULTS OF OUR OPERATIONS AND GENERAL MARKET CONDITIONS FOR SPECIALTY PHARMACEUTICAL AND BIOTECHNOLOGY STOCKS COULD RESULT IN SUDDEN CHANGES IN THE MARKET VALUE OF OUR STOCK.

     The price of our common stock has been highly volatile. These fluctuations create a greater risk of capital losses for our shareholders as compared to less volatile stocks. From January 1, 2005 to June 1, 2006, the price of our stock has ranged from a low of $5.48 to a high of $16.30. Factors that contributed to the volatility of our stock during this period included:

     -    quarterly levels of product sales;

     -    clinical trial results;

     -    general market conditions;

     -    patent litigation;

     -    increased marketing activities; and

     -    changes in third-party payor reimbursement for our therapy.

     The significant general market volatility in similar stage pharmaceutical and biotechnology companies made the market price of our common stock even more volatile.

SIGNIFICANT FLUCTUATIONS IN ORDERS FOR OUR PRODUCTS, ON A MONTHLY AND QUARTERLY BASIS, ARE COMMON BASED ON EXTERNAL FACTORS AND SALES PROMOTION ACTIVITIES. THESE FLUCTUATIONS COULD INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     The price of our common stock may be affected by the amount of quarterly shipments of our products to end-users. Since our PDT products are still in the early stages of adoption, and sales volumes are still low, a number of factors could affect product sales levels and growth rates in any period. These could include the timing of medical conferences, sales promotion activities, and large volume purchases by our higher usage customers. In addition, seasonal fluctuations in the number of patients seeking treatment at various times during the year could impact sales volumes. These factors could, in turn, affect the volatility of our stock price.

EFFECTING A CHANGE OF CONTROL OF DUSA WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

     Our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of stock, 40,000,000 of which are common stock. The board of directors has the authority to determine the price, rights, preferences and privileges, including voting rights, of the remaining 60,000,000 shares without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

     On September 27, 2002, we adopted a shareholder rights plan at a special meeting of DUSA's board of directors. The rights plan could discourage, delay or prevent a person or group from acquiring 15% or more (or 20% or more in the case of certain parties) of our common stock, thereby limiting, perhaps, the ability of our shareholders to benefit from such a transaction.

     The rights plan provides for the distribution of one right as a dividend for each outstanding share of our common stock to holders of record as of October 10, 2002. Each right entitles the registered holder to purchase one one-thousandths of a share of preferred stock at an exercise price of $37.00 per right. The rights will be exercisable subsequent to the date that a person or group either has acquired, obtained the right to acquire, or commences or discloses an intention to commence a tender offer to acquire, 15% or more of our outstanding common stock (or 20% of the outstanding common stock in the case of a shareholder or group who beneficially held in excess of 15% at the record date), or if a person or group is declared an "Adverse Person", as such term is defined in the rights plan. The rights may be redeemed by DUSA at a redemption price of one one-hundredth of a cent per right until ten days following the date the person or group acquires, or discloses an intention to acquire, 15% or 20% or more, as the case may be, of DUSA, or until such later date as may be determined by the our board of directors.

     Under the rights plan, if a person or group acquires the threshold amount of common stock, all holders of rights (other than the acquiring person or group) may, upon payment of the purchase price then in effect, purchase shares of common stock of DUSA having a value of twice the purchase price. In the event that we are involved in a merger or other similar transaction where DUSA is not the surviving corporation, all holders of rights (other than the acquiring person or group) shall be entitled, upon payment of the purchase price then in effect, to purchase common stock of the surviving corporation having a value of twice the purchase price. The rights will expire on October 10, 2012, unless previously redeemed. Our board of directors has also adopted certain amendments to DUSA's certificate of incorporation consistent with the terms of the rights plan.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

     You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including among other items, risks and uncertainties including, without limitation statements regarding our use of estimates and assumptions in the preparation of our financial statements and policies, including certain pro forma financial statements and the impact on us of the adoption of certain accounting standards, our obligation to make certain milestone payments to third parties, our beliefs and intent regarding the manufacture of our products and the availability of inventory of our products, the outcome and costs of litigation to which we are a party, the terms and conditions of our equity compensation plans, the impact of insurance coverage, the enforceability of our patents, the loss of key employees, the impact of compounding pharmacies, and generic products, our beliefs regarding our recent merger with Sirius Laboratories, Inc. and the benefits, effects, impact and risks thereof, our goal of achieving profitability, our beliefs regarding our sales and marketing efforts, competition with other companies, the adoption of our products, and the outcome of such efforts, our beliefs regarding the use of our products and technologies by third parties, our beliefs regarding our compliance with applicable laws, rules and regulations, our beliefs regarding available reimbursement for our products and changes to applicable CPT codes, our expectation regarding the margins on our products, our beliefs regarding the current and future clinical development and testing of our potential products and technologies and the costs thereof, our expectations and beliefs regarding our future expenses and losses, the sufficiency of our capital resources and our needs for additional capital, the volatility of our stock price, our plans for obtaining financing in the future and for pursuing certain goals and objectives, and the impact of our rights plan, the possibility of the holders of options and warrants to purchase our common stock exercising these securities.

     You should read and interpret any forward-looking statements together with the following documents:

          -    our most recent Annual Report on Form 10-K;

          -    our most recent Quarterly Report on Form 10-Q;

          - the risk factors contained in this prospectus under the caption "Risk Factors"; and

          -    our other filings with the Securities and Exchange Commission.

     Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders.

     The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

                              SELLING SHAREHOLDERS

     The Selling Shareholders acquired the shares held by them and offered by this prospectus in connection with our acquisition of Sirius Laboratories, Inc. On March 10, 2006, we entered into a merger agreement, as amended, with Sirius, DUSA Acquisition Corp., or Merger Sub, and certain shareholders of Sirius, and an accompanying plan of merger. The merger agreement provides for, among other things, the merger of Sirius with and into the Merger Sub pursuant to which Merger Sub became a wholly-owned subsidiary of our company. Under the merger agreement, we agreed to pay $8,000,000 in cash and issue shares of our common stock based on a formula as consideration for the purchase of all of the outstanding shares of Sirius. In addition, we agreed to pay up to an additional $5,000,000, of which $1,500,000 may be paid in cash and $3,500,000 may be paid in either cash or shares of our common stock, at our sole discretion, if certain new product approvals or launches are achieved or upon the achievement of certain pre-determined total cumulative sales milestones for Sirius products over a 42-month period beginning March 10, 2006. The transaction closed on March 10, 2006, and we issued at closing an aggregate of 2,396,245 shares of our common stock to the former stockholders and option holders of Sirius as consideration for the merger, some of which are held in escrow.

     In accordance with the merger agreement, an aggregate of 422,892 shares of our common stock were delivered into an indemnification escrow subject to the terms of an escrow agreement dated March 10, 2006. These escrowed shares are registered under the registration statement of which this prospectus forms a part and accordingly are covered by this prospectus. However, the Selling Shareholders will not have the right to sell the escrowed shares until they are released pursuant to the terms of the escrow agreement. Any shares we issue as part of the achievement of the milestones are not registered under the registration statement of which this prospectus forms a part and are not covered by this prospectus. Any shares issued as part of a milestone payment may be registered under an additional registration statement prepared and filed by us to cover such shares.

     This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

     The issuance of the such shares was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, based in part upon representations that we obtained from each Selling Shareholder that such person is an "accredited investor" or had a "purchaser representative" as such terms are defined in Rule 501 of Regulation D. Furthermore, in connection with the merger, certain of the shares of our common stock were issued to a Selling Shareholder that is a corporation organized under the laws of the United Kingdom, in reliance upon the provisions of Regulation S promulgated under the Securities Act. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except as indicated in this section, we are not aware of any material relationship between us and the Selling Shareholders within the past three years, other than as a result of the Selling Shareholders' beneficial ownership of our common stock or as a result of their employment with us as of the date of the closing of the merger.

     The table below lists the Selling Shareholders and, to our knowledge, other information regarding the beneficial ownership of shares of our common stock by each of the Selling Shareholders as of June 1, 2006 or as of March 10, 2006. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to these shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

     The first column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on his, her or its ownership of shares of common stock. The second column lists the shares of common stock being offered by this prospectus by the Selling Shareholders. The third column assumes the sale of all of the shares of common stock offered by the Selling Shareholders pursuant to this prospectus.

     According to the terms of the merger agreement, the shares set forth below are subject to certain restrictions on transfer, as described herein under the section entitled "Plan of Distribution." The number of shares in the third column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

     The information set forth below is based upon information obtained from the Selling Shareholders and upon information in our possession regarding the issuance of securities to the Selling Shareholders in connection with the merger.

                                       SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING       OFFERED PURSUANT         AFTER OFFERING
                                       -------------------------        TO THIS       -------------------------
NAME                                    NUMBER   PERCENTAGE (1)   PROSPECTUS (2) (3)    NUMBER  PERCENTAGE (1)
----                                    ------   --------------   ------------------    ------  --------------
Frank R. Pollard and Jean E. Pollard
(4)                                     604,323       3.10            604,323              0           0
Jeffrey R. Bernstein (5)                370,191       1.90            370,191              0           0
Carole Bernstein (6)                    270,612       1.39            270,612              0           0
Joel Bernstein (7)                      195,511       1.00            195,511              0           0
Bioglan Pharma PLC (8)                  107,835           *           107,835              0           0
David Bernstein (9)                      90,203           *            90,203              0           0
Rebecca Zelken (9)                       90,203           *            90,203              0           0
Frank R. Pollard, Jr. (10)               53,322           *            53,322              0           0
Scott E. Pollard (10)                    53,322           *            53,322              0           0
Brett A. Pollard (10)                    53,322           *            53,322              0           0
Keyoumars Soltani (11)                   46,333           *            46,333              0           0
Saeed Soltani (12)                        7,617           *             7,617              0           0
David Whitney (10)                       53,322           *            53,322              0           0
Garry R. Barnes and Luanna Barnes
(13)                                     94,691           *            94,691              0           0
Madkat Capital Ventures, LLC (14)        17,774           *            17,774              0           0
Stephen M. Harrison and Stephen M.
Harrison Revocable Trust (15)            17,774           *            17,774              0           0
John Robert Hamill, Jr. (16)             10,664           *            10,664              0           0
Neal Penneys and Annette Friend (17)     22,450           *            22,450              0           0
William H. Eaglstein (18)                 9,828           *             9,828              0           0
Ronald Sandler and Andrea Sandler
(19)                                      8,886           *             8,886              0           0
Alan Shalita and Simone Shalita (20)      9,514           *             9,514              0           0
Lawrence E. Levine (21)                  21,438           *            21,438              0           0
Stephen Mandy (22)                       22,243           *            22,243              0           0
Paul Marsh (23)                           6,285           *             6,285              0           0
Maibach Trust and Howard Maibach (24)     6,180           *             6,180              0           0
Gerald R. McCluskey (25)                  3,999           *             3,999              0           0
Esther Levine and Sidney Levine (26)      3,554           *             3,554              0           0
Robert Yolles and Monica Yolles (26)      3,554           *             3,554              0           0
Andrew Kaplan (27)                        3,064           *             3,064              0           0
Jeffrey Kaplan (28)                       2,357           *             2,357              0           0
Betty Lichter (29)                        1,777           *             1,777              0           0
John Redfield and Pamela Redfield
(29)                                      1,777           *             1,777              0           0
Lawrence Peter Yolles (29)                1,777           *             1,777              0           0
Robert Andrew Yolles and Meredith
Yolles (29)                               1,777           *             1,777              0           0
Anita Gerber (30)                         1,746           *             1,746              0           0
Joseph John Yolles (31)                   1,571           *             1,571              0           0
Harvey Herman and Cindy Herman (32)         888           *               888              0           0
Arona Roshal (33)                           872           *               872              0           0
Mara Roshal (33)                            872           *               872              0           0
Kristin Rasmussen (34)                      622           *               622              0           0
Frank Kern (35)                             355           *               355              0           0
Erik Anderson (36)                        1,047           *             1,047              0           0
Patrick Bance (37)                        1,676           *             1,676              0           0
Barbara Barnett (31)                      1,571           *             1,571              0           0
Ronald Bruns (38)                        23,049           *            23,049              0           0
Chris Buchinski (31)                      1,571           *             1,571              0           0

                                       SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING       OFFERED PURSUANT         AFTER OFFERING
                                       -------------------------        TO THIS       -------------------------
NAME                                    NUMBER   PERCENTAGE (1)   PROSPECTUS (2) (3)    NUMBER  PERCENTAGE (1)
----                                    ------   --------------   ------------------    ------  --------------
Laura Butkus (39)                         1,099           *             1,099              0           0
Rich Clements (31)                        1,571           *             1,571              0           0
Tiffany Hagerty (31)                      1,571           *             1,571              0           0
Jennifer Hoscheid (31)                    1,571           *             1,571              0           0
Alan Kapuschinsky (40)                    4,400           *             4,400              0           0
Andrea Maurer (36)                        1,047           *             1,047              0           0
Matt Mitchell (36)                        1,047           *             1,047              0           0
Jerry Osterman (41)                       4,191           *             4,191              0           0
Dennis Peeler (42)                        3,143           *             3,143              0           0
Ryan Reed (43)                            4,085           *             4,085              0           0
Dominique Sanders (36)                    1,047           *             1,047              0           0
Tim Schneider (44)                       10,477           *            10,477              0           0
Antonia Vivian (45)                       1,257           *             1,257              0           0
Michelle Willman (46)                     3,143           *             3,143              0           0
Frederick Siegel (36)                     1,047           *             1,047              0           0
Scott Phillips (47)                       2,043           *             2,043              0           0
James Demas (31)                          1,571           *             1,571              0           0
Stephen Schwartz (48)                     8,905           *             8,905              0           0
Ahnal Purohit (49)                        2,095           *             2,095              0           0
Cheryl Ackerman (50)                        209           *               209              0           0
Jeffrey Alter (51)                          313           *               313              0           0
David Arluk (51)                            313           *               313              0           0
Anthony Aulisio (50)                        209           *               209              0           0
Aurora Badia (50)                           209           *               209              0           0
Jacob Baral (51)                            313           *               313              0           0
Kenneth Beer (51)                           313           *               313              0           0
Michael Bell (51)                           313           *               313              0           0
Richard Berry (50)                          209           *               209              0           0
Harris Blackman (50)                        209           *               209              0           0
Mitchell Bressack (50)                      209           *               209              0           0
Solomon Brickman (51)                       313           *               313              0           0
Robert Brodell (51)                         313           *               313              0           0
Darryl Bronson (51)                         313           *               313              0           0
Ligaya Buchbinder (51)                      313           *               313              0           0
Harry Burglass (50)                         209           *               209              0           0
Jeffrey Callen (50)                         209           *               209              0           0
Joseph Cavallo (51)                         313           *               313              0           0
Scott Checketts (51)                        313           *               313              0           0
Larry Cole (51)                             313           *               313              0           0
Michael Cormier (51)                        313           *               313              0           0
David Coynik (50)                           209           *               209              0           0
Jonathon Crane (51)                         313           *               313              0           0
Judith Crowell (50)                         209           *               209              0           0
Ronald Daigle (50)                          209           *               209              0           0
Theodore Daly (50)                          209           *               209              0           0
Kenneth Dawes (50)                          209           *               209              0           0
Frank DeMento (51)                          313           *               313              0           0
Karen Devore (50)                           209           *               209              0           0
Kenneth Dorsey (50)                         209           *               209              0           0
William Doubleday (51)                      313           *               313              0           0
Michael Doucet (51)                         313           *               313              0           0
Drore Eisen (50)                            209           *               209              0           0
Richard Eisenberg (50)                      209           *               209              0           0
Lester Fahrner (51)                         313           *               313              0           0
Mark Fairhurst (50)                         209           *               209              0           0
Ronald Falcon (51)                          313           *               313              0           0

                                       SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING       OFFERED PURSUANT         AFTER OFFERING
                                       -------------------------        TO THIS       -------------------------
NAME                                    NUMBER   PERCENTAGE (1)   PROSPECTUS (2) (3)    NUMBER  PERCENTAGE (1)
----                                    ------   --------------   ------------------    ------  --------------
Michael Fisher (50)                         209           *               209              0           0
Scott Fretzin (50)                          209           *               209              0           0
Barry Galitzer (51)                         313           *               313              0           0
A. John Ghorbani (50)                       209           *               209              0           0
Scott Glazer (51)                           313           *               313              0           0
Brad Glick (51)                             313           *               313              0           0
Michael Gold (51)                           313           *               313              0           0
Michael T. Goldfarb, M.D. (50)              209           *               209              0           0
Mitch Goldman (51)                          313           *               313              0           0
Leslie Gray (51)                            313           *               313              0           0
Howard Green (50)                           209           *               209              0           0
Steven Grekin (51)                          313           *               313              0           0
Dina Grice (50)                             209           *               209              0           0
Robert Grieshaber (50)                      209           *               209              0           0
Michael Haag (51)                           313           *               313              0           0
Gary Hahn (50)                              209           *               209              0           0
Fred Hamaty (50)                            209           *               209              0           0
Mark Hatch (50)                             209           *               209              0           0
Herbert Hochman (51)                        313           *               313              0           0
David Horowitz (51)                         313           *               313              0           0
Nancy Howanitz (50)                         209           *               209              0           0
Donald Iden (50)                            209           *               209              0           0
Pierre Jaffe (50)                           209           *               209              0           0
Lee Jordan (50)                             209           *               209              0           0
Juana Julien (51)                           313           *               313              0           0
Scott Kasteler (50)                         209           *               209              0           0
Roderick Kauffmann (50)                     209           *               209              0           0
Elena Kendall (50)                          209           *               209              0           0
Andrew King (51)                            313           *               313              0           0
Jean Kois (50)                              209           *               209              0           0
Glenn Kolansky (50)                         209           *               209              0           0
Bruce Kolton (50)                           209           *               209              0           0
Rene Koppel (50)                            209           *               209              0           0
Keith Kozeny (51)                           313           *               313              0           0
Margaret Lally (50)                         209           *               209              0           0
Alan Lasser (50)                            209           *               209              0           0
Andrew Lazar (50)                           209           *               209              0           0
Seth Lerner (50)                            209           *               209              0           0
David Levine (50)                           209           *               209              0           0
Tehming Liang (50)                          209           *               209              0           0
Patrick Lillis (50)                         209           *               209              0           0
Deborah Longwill (51)                       313           *               313              0           0
Emmanuel Loucas (51)                        313           *               313              0           0
Michael Maloney (51)                        313           *               313              0           0
Eugene Mandrea (51)                         313           *               313              0           0
Richard Mayron (50)                         209           *               209              0           0
Lisa Meils (50)                             209           *               209              0           0
Ricardo Mejia (50)                          209           *               209              0           0
Chanachai Memark (50)                       209           *               209              0           0
Sharon Meyer (51)                           313           *               313              0           0
Craig Mohney (50)                           209           *               209              0           0
William Moores (50)                         209           *               209              0           0
Eliot Mostow (50)                           209           *               209              0           0
Steven Musick (50)                          209           *               209              0           0
George Nahass (50)                          209           *               209              0           0
Joseph Newmark (50)                         209           *               209              0           0

                                       SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING       OFFERED PURSUANT         AFTER OFFERING
                                       -------------------------        TO THIS       -------------------------
NAME                                    NUMBER   PERCENTAGE (1)   PROSPECTUS (2) (3)    NUMBER  PERCENTAGE (1)
----                                    ------   --------------   ------------------    ------  --------------
Neil Niren (51)                             313           *               313              0           0
John Niven (50)                             209           *               209              0           0
Michael Noonan (50)                         209           *               209              0           0
Mark Oestreicher (51)                       313           *               313              0           0
William O'Grady (50)                        209           *               209              0           0
Robert Orme (51)                            313           *               313              0           0
Paul Orton (51)                             313           *               313              0           0
Rube Pardo (50)                             209           *               209              0           0
Arun Pathy (50)                             209           *               209              0           0
Robert Paull (51)                           313           *               313              0           0
Patricia Peeples Westmoreland (51)          313           *               313              0           0
Nina Petroff (50)                           209           *               209              0           0
Ira Pion (50)                               209           *               209              0           0
George Poche (50)                           209           *               209              0           0
Wayne Porter (51)                           313           *               313              0           0
Douglas Pravda (51)                         313           *               313              0           0
Mark Quarterman (51)                        313           *               313              0           0
Virginia Rae (50)                           209           *               209              0           0
Charles Reed (51)                           313           *               313              0           0
Marta Rendon (51)                           313           *               313              0           0
Barry Resnik (51)                           313           *               313              0           0
Paul Revis (51)                             313           *               313              0           0
Tobi Richman (51)                           313           *               313              0           0
Lawrence Rivkin (50)                        209           *               209              0           0
William Roth (51)                           313           *               313              0           0
Gordon Russo (51)                           313           *               313              0           0
Gabrielle Sabini (50)                       209           *               209              0           0
Jeffrey Schachne (50)                       209           *               209              0           0
Scott Schafrank (50)                        209           *               209              0           0
Andrew Scheman (50)                         209           *               209              0           0
Martin Schiff (50)                          209           *               209              0           0
Stanley Schnall (50)                        209           *               209              0           0
David Schulman (51)                         313           *               313              0           0
Stanley Schwartz (50)                       209           *               209              0           0
David Semler (50)                           209           *               209              0           0
Mark Seraly (50)                            209           *               209              0           0
Steven Shapiro (50)                         209           *               209              0           0
Michael Siegel (50)                         209           *               209              0           0
Salma Simjee (50)                           209           *               209              0           0
Jeffrey Sklar (50)                          209           *               209              0           0
Barry Solomon (50)                          209           *               209              0           0
Neal Spero (50)                             209           *               209              0           0
Ronald Spillane (51)                        313           *               313              0           0
Philip Strenger (50)                        209           *               209              0           0
Joseph Sutton (50)                          209           *               209              0           0
Craig Teller (51)                           313           *               313              0           0
David Van Dam (51)                          313           *               313              0           0
Ted Vanacker (51)                           313           *               313              0           0
Bruce Warshauer (51)                        313           *               313              0           0
Seymour Weaver (50)                         209           *               209              0           0
Lawrence Wells (50)                         209           *               209              0           0
Stuart Wernikoff (50)                       209           *               209              0           0
Morris Westfried (50)                       209           *               209              0           0
Hector Wiltz (51)                           313           *               313              0           0
Peter Winters (50)                          209           *               209              0           0
James Yeckley (50)                          209           *               209              0           0

                                       SHARES BENEFICIALLY OWNED   NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING       OFFERED PURSUANT         AFTER OFFERING
                                       -------------------------        TO THIS       -------------------------
NAME                                    NUMBER   PERCENTAGE (1)   PROSPECTUS (2) (3)    NUMBER  PERCENTAGE (1)
----                                    ------   --------------   ------------------    ------  --------------
Cheuk Yung (50)                             209           *               209              0           0

*    Indicates less than 1%.

(1) Based upon 19,469,442 shares of common stock outstanding as of June 1, 2006. For the purposes of computing the percentage of outstanding shares of common stock held by each Selling Shareholder named above, any shares which the Selling Shareholder has the right to acquire within 60 days of June 1, 2006, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

(2) We do not know when or in what amounts a Selling Shareholder may offer shares for sale. The Selling Shareholders might not sell any or all of the shares offered by this prospectus. Because the Selling Shareholders may offer all or some of the shares in this offering, and because there are currently no agreements, arrangements or understandings concerning the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Shareholders.

(3) Pursuant to the terms of the merger agreement, the Shareholder Representatives (as defined in the merger agreement) have voting control over the 422,892 shares of common stock held in escrow. However, for purposes of determining beneficial ownership hereunder, each Selling Shareholder is deemed to have beneficial ownership of such shares of common stock allocable to him, her or it which are being held in escrow.

(4) Such shares are held jointly and include 106,645 shares held in escrow. Mr. Pollard is a part-time consultant to DUSA.

(5)  Includes 65,328 shares held in escrow.

(6) Includes 47,755 shares held in escrow. Carole Bernstein is married to Joel Bernstein and may be deemed to beneficially own his shares.

(7) Includes 34,502 shares held in escrow. Joel Bernstein is married to Carole Bernstein and may be deemed to beneficially own her shares.

(8)  Includes 19,030 shares held in escrow.

(9)  Includes 15,918 shares held in escrow.

(10) Includes 9,410 shares held in escrow.

(11) Includes 8,177 shares held in escrow.

(12) Includes 1,344 shares held in escrow.

(13) Of such shares, 47,545 are held jointly. Includes 16,710 shares held in escrow.

(14) Includes 3,137 shares held in escrow.

(15) Includes 3,137 shares held in escrow.

(16) Includes 1,882 shares held in escrow.

(17) Of such shares, 10,664 are held jointly. Includes 3,962 shares held in escrow. Dr. Penneys is a director of DUSA under the terms of the merger.

(18) Includes 1,734 shares held in escrow.

(19) Such shares are held jointly. Includes 1,568 shares held in escrow.

(20) Of such shares, 8,886 are held jointly. Includes 1,679 shares held in escrow.

(21) Includes 3,783 shares held in escrow.

(22) Includes 3,925 shares held in escrow.

(23) Includes 1,109 shares held in escrow.

(24) Of such shares, 5,238 are held in the name of the Maibach Trust. Includes 1,090 shares held in escrow.

(25) Includes 706 shares held in escrow.

(26) Includes 627 shares held in escrow.

(27) Includes 541 shares held in escrow.

(28) Includes 416 shares held in escrow.

(29) Includes 314 shares held in escrow.

(30) Includes 308 shares held in escrow.

(31) Includes 277 shares held in escrow.

(32) Includes 157 shares held in escrow.

(33) Includes 154 shares held in escrow.

(34) Includes 110 shares held in escrow.

(35) Includes 63 shares held in escrow.

(36) Includes 185 shares held in escrow.

(37) Includes 296 shares held in escrow.

(38) Includes 4,068 shares held in escrow.

(39) Includes 194 shares held in escrow.

(40) Includes 777 shares held in escrow.

(41) Includes 740 shares held in escrow.

(42) Includes 555 shares held in escrow.

(43) Includes 721 shares held in escrow.

(44) Includes 1,849 shares held in escrow.

(45) Includes 222 shares held in escrow.

(46) Includes 555 shares held in escrow.

(47) Includes 361 shares held in escrow.

(48) Includes 1,572 shares held in escrow.

(49) Includes 370 shares held in escrow.

(50) Includes 37 shares held in escrow.

(51) Includes 55 shares held in escrow.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may, from time to time, after the expiration of the lock-up period applicable to them, sell some or all of their shares of common stock issued pursuant to the merger agreement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when Selling
Shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales; broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

     The Selling Shareholders may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Shareholders may also subject to restrictions in the merger agreement, engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Shareholders may also enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with any Selling Shareholder. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus (as supplemented or amended to reflect such transaction).

     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. Notwithstanding registration of the shares of common stock under the registration statement, such shares are subject to additional restrictions on transfer, as set forth in the merger agreement. The shares of our common stock issued in connection with the merger to any Selling Shareholder who owned directly or beneficially five percent (5%) or more of the issued and outstanding shares of Sirius stock prior to the merger, is subject to a lock-up of the shares of our common stock issued in the merger. Such shares are held in escrow with fifty percent (50%) of such shares being released on the first anniversary of the date of closing and the balance being released on the second anniversary of the date of closing, unless earlier terminated pursuant to the terms of the merger agreement.

     In addition, each other Selling Shareholder has agreed to be subject to a lock-up of their shares of our common stock until the earlier of the first anniversary of the date of closing, or the date on which certain estimated financial information is announced to the public by us or such information is deemed by us, in our reasonable discretion, (in which case we will so notify such locked-up Selling Shareholders) to be no longer material to the business and operations of DUSA.

     The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Shareholders. If we are notified by any Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     DUSA is required to pay all fees and expenses relating to the registration of the shares of common stock. Subject to the terms and conditions set forth in the registration rights agreement by and among DUSA and the shareholders of Sirius Laboratories, Inc., DUSA has agreed to indemnify the Participating Shareholders (as defined therein) against certain losses, claims, damages or liabilities, including reasonable attorneys' fees, including liabilities under the Securities Act of 1933, as amended.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Shareholders.

                                  LEGAL MATTERS

     The validity of the shares being offered hereby will be passed upon for DUSA by Reed Smith LLP.

                                     EXPERTS

     The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from DUSA's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     In addition, the financial statements of Sirius Laboratories, Inc. for the year ended December 31, 2005 incorporated by reference in this prospectus have been audited by Altschuler, Melvoin and Glasser LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in Washington, D.C. You may read and copy any document we file at the SEC's public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C., 20549. The SEC has prescribed rates for copying. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Our filings are also available at our website at http://www.dusapharma.com, which is not a part of this prospectus and is not incorporated herein by reference.

     Our reports and other information can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, NW, Washington, DC 20006-1506.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this registration statement as of their respective dates:

          -    Our Annual report on Form 10-K for the year ended December 31,
               2005;

          -    Our Quarterly Report on Form 10-Q for the period ended March 31,
               2006;

          - Our Current Reports on Form 8-K filed with the Commission on June 2, 2006, May 16, 2006, April 25, 2006, April 10, 2006, March 31,
               2006, March 29, 2006, March 14, 2006, February 24, 2006, February
               21, 2006, February 9, 2006, February 6, 2006, February 1, 2006,
               January 23, 2006, January 18, 2006 and January 4, 2006;

          - Our Current Reports on Form 8-K/A filed with the Commission on June 7, 2006, and May 9, 2006;

          - All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2005; and

          - The description of DUSA's common stock contained in its registration statement on Form 8-A which was filed on January 3, 1992 and amended on Form 8-A12G filed on October 24, 1997, and in DUSA's report on Form 10-Q which was filed on November 12, 1997.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide such copies at no cost, upon written or oral request, by writing or telephoning us at:

                    DUSA PHARMACEUTICALS, INC.
                    555 RICHMOND STREET WEST
                    SUITE 300, P.O. BOX 704
                    TORONTO, ONTARIO, CANADA
                    M5V 3B1
                    ATTENTION: MS. SHARI LOVELL
                    TELEPHONE: (800) 607-2530
                    E-MAIL TO: LOVELLS@DUSAPHARMA.COM

     We maintain a world wide website, located at www.dusapharma.com. Information on the website is not incorporated by reference into this prospectus.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. You should rely only on the information and representations provided in this prospectus or on the information incorporated by reference in this prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

================================================================================

                                2,396,245 SHARES

                                      DUSA
                              PHARMACEUTICALS, INC.

                                  Common Stock

                                   PROSPECTUS

                                  June __, 2006

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the expenses (excluding placement agent fees and commissions) incurred in connection with the offering described in the registration statement, all of which will be borne by DUSA.

SEC Registration Fee            $ 1,233
NASDAQ Listing Fee                  -0-
Printing and Engraving*           1,000
Accounting Fees and Expenses*    22,000
Legal Fees and Expenses*         50,000
Miscellaneous Expenses*           5,000
                                -------
TOTAL                           $79,233
                                =======

*    Estimated.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 5 of the Company's Certificate of Incorporation, as amended, and New Jersey Business Corporation Act, N.J.S.A. 14A:2-7 provide as follows:

     Any director and officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

     The Company's By-laws, as amended, pursuant to the New Jersey Business Corporation Act, N.J.S.A. 14A:3-5, provide as follows:

                                   ARTICLE IV
                                 INDEMNIFICATION

     Section 1. Actions by Others. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or trustee of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and (2) except as otherwise required by Section 3 of this Article, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of the Corporation or of any absorbed constituent corporation, or (b) is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

     Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of the Corporation or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the New Jersey Superior Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Superior Court or such other court shall deem proper.

     Section 3. Successful Defense. To the extent that a person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 1 or Section 2 of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 4. Specific Authorization. Any indemnification under Section 1 or
Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.

     Section 5. Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under this Article in defending civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final distribution of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation pursuant to this Article.

     Section 6. Right of Indemnity not Exclusive. The indemnification and advancement of expenses provided by this Article shall not exclude any other rights to which those seeking indemnification may be entitled under the certificate of incorporation of the Corporation or any by-law, agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a Director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger of the legal representative of such person or is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, trustee, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of any such person against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such or by reason of his being or having been such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, the New Jersey Business Corporation Act, or otherwise.

     Section 8. Invalidity of any Provision of this Article. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Item 16. EXHIBITS

(a)  Exhibits:

     (2.1) Merger Agreement dated December 30, 2005, as amended, by and among DUSA, Sirius Laboratories, Inc. and certain shareholders of Sirius. Filed with the Securities and Exchange Commission on March 10, 2006 as Exhibit 2(a.1) to the Company's Annual Report on Form 10-K for the period ended December 31, 2005, and incorporated herein by reference.

     (4.1) Common Stock specimen, filed as Exhibit 4(a) to the Registrant's Form
           10-K for the fiscal year ended December 31, 2002, and is incorporated herein by reference.

     (4.2) Rights Agreement filed as Exhibit 4.0 to Registrant's Current Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference.

     (4.3) Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as Exhibit 4.0 to Registrant's Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference.

     (4.4) Registration Rights Agreement by and among DUSA and certain shareholders of Sirius dated March 10, 2006, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 14, 2006, and incorporated herein by reference.

     (5.1) Opinion of Reed Smith LLP.*

     (23.1) Consent of Deloitte & Touche LLP.

     (23.2) Consent of Altschuler, Melvoin and Glasser LLP.

     (23.3) Consent of Reed Smith LLP.

     (24.1) Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC and
           Robert F. Doman on original signature page.

*    To be filed by amendment

Item 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, USA, on June 7, 2006.

                                   DUSA PHARMACEUTICALS, INC.


                                   By: /s/ D. Geoffrey Shulman
                                       -----------------------------------------
                                       D. Geoffrey Shulman,
                                       Chairman of the Board and Chief Executive
                                       Officer

                        SIGNATURES AND POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Geoffrey Shulman and Robert F. Doman, and each of them singly, as his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including any pre-effective or post-effective amendments) to this registration statement or any related registration statement that is to be effective upon filing pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



/s/ D. Geoffrey Shulman                 Director, Chief Executive Officer and     June 7, 2006
-------------------------------------   Chairman of the Board (principal
D. Geoffrey Shulman, MD, FRCPC          executive officer)


/s/ Richard C. Christopher              Vice President, Finance and Chief         June 7, 2006
-------------------------------------   Financial Officer (principal financial
Richard C. Christopher                  officer and principal accounting
                                        officer)


/s/ John H. Abeles                      Director                                  June 7, 2006
-------------------------------------
John H. Abeles


/s/ David Bartash                       Director                                  June 7, 2006
-------------------------------------
David Bartash


/s/ Jay M. Haft                         Vice-Chairman of the Board and Director   June 7, 2006
-------------------------------------
Jay M. Haft, Esq.


/s/ Richard C. Lufkin                   Director                                  June 7, 2006
-------------------------------------
Richard C. Lufkin


/s/ Magnus Moliteus                     Director                                  June 7, 2006
-------------------------------------
Magnus Moliteus


/s/ Neal S. Penneys                     Director                                  June 7, 2006
-------------------------------------
Neal S. Penneys, MD, Ph.D.

                                INDEX TO EXHIBITS

(a)  Exhibits:

     (2.1) Merger Agreement dated December 30, 2005, as amended, by and among DUSA, Sirius Laboratories, Inc. and certain shareholders of Sirius. Filed with the Securities and Exchange Commission on March 10, 2006 as Exhibit 2(a.1) to the Company's Annual Report on Form 10-K for the period ended December 31, 2005, and incorporated herein by reference.

     (4.1) Common Stock specimen, filed as Exhibit 4(a) to the Registrant's Form
           10-K for the fiscal year ended December 31, 2002, and is incorporated herein by reference.

     (4.2) Rights Agreement filed as Exhibit 4.0 to Registrant's Current Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference.

     (4.3) Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as Exhibit 4.0 to Registrant's Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and is incorporated herein by reference.

     (4.4) Registration Rights Agreement by and among DUSA and certain shareholders of Sirius dated March 10, 2006, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 14, 2006, and incorporated herein by reference.

     (5.1) Opinion of Reed Smith LLP.*

     (23.1) Consent of Deloitte & Touche LLP.

     (23.2) Consent of Altschuler, Melvoin and Glasser LLP.

     (23.3) Consent of Reed Smith LLP.

     (24.1) Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC and
           Robert F. Doman on original signature page.

*    To be filed by amendment